EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-132665 and 333-181837 on Form S-8 of our report, dated February 17, 2016, relating to the consolidated financial statements of First Cash Financial Services, Inc. for the year ended December 31, 2015, appearing in this Annual Report on Form 10-K of FirstCash, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP
Dallas, Texas
February 20, 2018